Exhibit 10.1.13

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***].

IRIDIUM GLOBAL SERVICE PROVIDER AGREEMENT (v. 12 14 01)

THIS IRIDIUM GLOBAL SERVICE PROVIDER AGREEMENT is dated as of July 23, 2002, (hereinafter the “Agreement”), and is by and between Iridium Satellite LLC, having its principal place of business at 1600 Wilson Boulevard, Suite 1000, Arlington, Virginia 22209 (“LLC”), and AirCell, Inc., having its principal place of business at 1172 Century Drive, Building B, Suite 280 Louisville, Colorado 80027-9417 (“Service Provider”).

Whereas, Service Provider wishes to be authorized by LLC to sell Iridium Services and equipment on a nonexclusive global basis in those territories in which Service Provider is authorized to provide telecommunications services; and

Whereas, LLC desires to so authorize Service Provider.

NOW, THEREFORE, in consideration of the mutual agreements and understandings herein contained, the parties hereto agree as follows:

1.	Certain Definitions

In addition to terms defined throughout this Agreement, as used herein the following terms shall have the following respective meanings:

“Confidential Information” means any confidential or proprietary information of either party that is clearly identified as “confidential” and/or “proprietary” by the disclosing party.

“Commencement Date” means the date on which Service Provider is notified by LLC that all conditions to Service Provider’s qualification have been satisfied pursuant to Section 3 hereof.

“Default” shall include (i) the execution of an assignment for the benefit of creditors or the seeking of relief by either party hereto under any bankruptcy or similar debtor relief laws or (ii) the failure by Service Provider or LLC, as the case may be, to materially perform or observe any term hereunder, which failure has not been cured within thirty (30) days of the date of receipt of written notice of such failure from the complaining party.

“Government” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Iridium Services” means the Iridium mobile satellite communication services as offered from time to time by LLC.

“Iridium System Practices” or “ISP” means the rules set forth in Exhibit A hereto.

“ISU” and “Iridium Subscriber Unit” means the individual equipment units used by Iridium subscribers for purposes of initiating and receiving communications through the Iridium Satellite Communications System.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government.

“PSTN” means a Public Switched Telephone Network.

“SIM” means a Subscriber Identity Module which contains customer information and, when used with an Iridium-certified ISU, enables access to the Iridium Services.

“Subscriber” means the Person who enters into an agreement with Service Provider for the right to access and use the Iridium Services.

“Tail Charges” mean the costs imposed by the PSTN for origination (delivery) and/or termination (receipt) of communications to or from the Iridium Satellite Communications System.

2.	Appointment as Service Provider

LLC hereby appoints Service Provider as a nonexclusive provider of Iridium Services and authorizes Service Provider to market and sell Iridium Services and equipment on a non-exclusive global basis in those territories in which Service Provider is authorized to provide telecommunications services.

3.	Service Provider Obligations

A.	Immediately upon the execution of this Agreement, Service Provider will take all steps required to complete the process established by LLC for qualifying as an authorized Iridium Global Service Provider as generally described in Exhibit D hereto. Upon completion of qualification, LLC shall provide written notice to Service Provider of the Commencement Date established by LLC for this Agreement. In the event Service Provider fails to qualify within ninety (90) days from the date hereof (or sooner in the event LLC determines that Service Provider cannot, with the exercise of due diligence, meet the qualifications within such ninety day period), this Agreement shall thereupon be null and void and the parties shall be relieved and released from any further liability hereunder. LLC shall have sole discretion in determining whether to authorize Service Provider as an authorized Iridium Global Service Provider. Upon qualification, Service Provider shall use commercially reasonable efforts to market and sell access to and usage of Iridium Services to Subscribers pursuant to the terms of this Agreement. Service Provider shall provide Regular Reports to LLC as specified in Exhibit B hereto.

B.	Service Provider shall obtain and maintain, at its own expense, all regulatory and legal licenses and certifications, Governmental or otherwise, necessary for Service Provider, its employees, agents and distributors to provide Iridium Services and equipment under the terms of this Agreement.

C.	Service Provider shall perform all accounting, billing and collections activities necessary respecting its customers and shall be solely responsible for all expenses related to the performance of such services.

D.	Service Provider shall be solely responsible for all taxes, tariffs and surcharges, if any, arising from the provision of Iridium Services by Service Provider to its customers. This includes but is not limited to Service Provider being responsible for payment or reimbursement of any goods and services taxes and income taxes, universal service levies, charges, levies, duties, withholding, usage or other fees which may be asserted against Service Provider or LLC by any local, state or national government entity with respect to or arising out of the provision of Iridium Services hereunder. All stated pricing set forth in Exhibit C is exclusive of all such taxes.

E.	Service Provider shall provide its Subscribers with only LLC-approved ISUs. Service Provider shall acquire such Iridium Subscriber Units from either Iridium qualified manufacturers pursuant to terms established from time to time by LLC and the manufacturer or LLC, as directed by LLC. Service Provider shall pay all costs of shipping, including import duties, taxes and similar charges as well as transportation charges, insurance and other fees.

F.	Service Provider shall pay LLC in accordance with the rates set forth in Exhibit C hereto. The rates specified in Exhibit C are subject to change upon thirty (30) calendar days’ advance written notice from LLC.

G.	Service Provider shall use commercially reasonable efforts to comply with the applicable ISPs set forth in Exhibit A hereto. Any proposed change or addition to the ISPs shall be at the sole discretion of LLC.

4.	LLC Obligations

A.	LLC will use commercially reasonable efforts to maintain the availability of Iridium Services for Service Provider and its Subscribers.

B.	Service Provider will purchase SIM cards directly from the SIM card vendor. LLC will provide the Mobile Subscriber Integrated Services Digital Network (MSISDN) numbers as are reasonably required by the Service Provider to meet its anticipated Subscriber base.

5.	Billing and Method of Payment

A.	Payment Terms: LLC shall provide Service Provider with a monthly invoice in US dollars due for the provision of Iridium Services to Service Provider and Service Provider shall pay the full amount of such invoice in US dollars by electronic funds transfer, or by any other method which has been mutually agreed to by LLC and Service Provider in writing, within thirty (30) calendar days of the date of transmittal of such invoice.

B.

Late Payment/Priority of Payments: Any amounts remaining unpaid after thirty (30) calendar days of the date of transmittal of an invoice shall be subjected to an additional late fee which shall be equivalent to [***] per annum of the overdue balance. All payments made by Service Provider shall be applied in the following priority: (i) late fees; (ii) overdue amounts; and (iii) remaining balance. The failure of Service Provider to pay any sum owed hereunder within thirty (30) calendar days after date of transmittal of an invoice, and the continuance thereof for ten (10) calendar days after written notice has been given by LLC to Service Provider, shall constitute a default of this Agreement and shall entitle LLC to terminate this Agreement upon written notice to Service Provider.

C.	Billing Disputes: Service Provider shall notify LLC of any disputed items within ninety (90) calendar days of the date of transmittal of an invoice. LLC shall review and respond to the billing dispute within ten (10) calendar days of receipt of the billing dispute. Any charges that LLC agrees were not charged correctly shall be credited to Service Provider if Service Provider has paid such charges. If LLC disagrees with a billing dispute, LLC shall give Service Provider notice of, and an explanation of, such disagreement within the time frame stated above (“Notice of Disagreement”). Thereafter, the billing dispute shall be subject to the dispute resolution procedure set forth in Section 18 of this Agreement; except that the Parties shall appoint responsible executives to resolve the matter within five (5) business days of receipt of the Notice of Disagreement, and the responsible executives shall use reasonable efforts to resolve the billing dispute within fifteen (15) business days of their appointment. Pending resolution of any such dispute, Service Provider shall not be relieved of its obligation for payment of all charges invoiced hereunder, including disputed items.

D.	Price: The price for Iridium services are included in Exhibit C. LLC may modify these prices with 30 day notification.

6.	Integration, Activations and Deactivations

The parties shall comply with all procedures governing the activation and deactivation of Iridium Services and equipment as set forth in the ISPs, and LLC may, in compliance with such ISPs, and in consultation with Service Provider (and through Service Provider if Service Provider so agrees), refuse to activate any Iridium Services or any SIM or MSISDN pair or deactivate or suspend all or part of any Service or SIM or MSISDN pair in the event of suspected fraud, loss of Iridium Subscriber Equipment or to avoid or correct any degradation or impairment of the Iridium Services.

7.	Term of Agreement

This Agreement shall become effective upon the Commencement Date and shall continue for twelve months. This Agreement shall thereafter renew for successive twelve month terms unless terminated by either party by giving at least ninety (90) days’ prior written notice to the other prior to the commencement of any renewal term.

8.	Intellectual Property

A.	LLC owns and controls the use of the Iridium brands and trademarks. LLC authorizes Service Provider and its distributors to use LLC’s current or future brands and/or trademarks in accordance with and subject to the Iridium Corporate Identity Guidelines: Co-Branding Graphic Standards for Iridium Service Providers to be published from time to time by LLC. This right of use may only be implemented by Service Provider in its promotion and sale of Iridium Services.

B.	Service Provider shall notify LLC without delay of any alleged third-party infringements of Iridium brands or trademarks, and Service Provider shall assist LLC in any action taken by LLC against such infringements, provided that Service Provider has or had contractual relations with such third parties. LLC hereby agrees to indemnify Service Provider against all claims and proceedings and reasonable expenses arising from infringement or alleged infringement of any third party’s intellectual property rights by reason of Service Provider’s exercising its rights under this Agreement to use LLC brands and trademarks and to provide Iridium Services. As a condition of this indemnity the Service Provider must: notify LLC promptly in writing of any allegations of infringement; make no admissions relating to the infringement or allegation of infringement; allow LLC to conduct all negotiations and proceedings and give LLC all reasonable assistance in doing so. LLC will pay Service Provider’s reasonable expenses for such assistance.

C.	All right, title and interest to all technology, technical information, trade secrets, inventions, patent applications and patents which are made by Service Provider, either solely or jointly, in the course of performance of this Agreement shall be assigned to and be the property of LLC, without any consideration being due on account thereof.

9.	Relationship of Parties

A.	This Agreement shall not constitute nor be construed as: (i) a principal/agent relationship, whether general, special or limited in nature; (ii) a joint venture; (iii) a partnership; (iv) an employment relationship; or (v) a franchise.

B.	There are no implied or other standards of performance, guarantees or warranties except as expressly stated in this Agreement and any express or implied warranties or other terms implied by law, including but not limited to warranties of merchantability or fitness for any purpose or use are hereby expressly excluded and disclaimed to the fullest extent permitted by law. LLC shall not be liable to Service Provider, nor shall Service Provider make any claim against LLC, for injury, loss or damage sustained by reason of any unavailability, delay, faultiness or failure of the facilities and services to be provided by LLC pursuant to this Agreement. Service Provider agrees that it will include in any agreement to provide Iridium Services an explicit commitment on the part of the Subscriber to waive any right to make any claim against LLC for injury, loss or damage sustained by reason of any unavailability, delay, faultiness or failure of the facilities and services to be provided by LLC hereunder.

C.	In no event shall either party hereto be liable to the other, whether in contract or tort or otherwise, for special, incidental, indirect or consequential damages, including without limitation lost profits or revenues, arising out of or resulting from the performance or non-performance of this Agreement. Neither party’s officers, directors or shareholders or members shall have any personal liability under this Agreement.

10.	Fraud

A.	Service Provider agrees to notify LLC without delay if SIM cards have been lost, stolen, or have become unserviceable due to damage, or have been misused in any way. At the time the Service Provider becomes aware of such an instance, Service Provider agrees to suspend or deactivate the applicable MSISDN immediately.

B.	Service Provider shall be responsible for all credit risk relating to its Subscribers and shall be liable for all charges arising from the use of SIMS or ISU Equipment assigned or otherwise made available to Service Provider pursuant to this Agreement. LLC shall exercise its reasonable best efforts, in accordance with applicable ISPs, to detect and inform Service Provider of any perceived fraudulent use of SIMs or ISU equipment made available to Service Provider and to take appropriate steps to suspend or terminate any SIM or deactivate other ISU equipment involved in such perceived fraudulent use. If Service Provider is in full compliance with the provisions of the ISP with respect to Security and Fraud Protection, including the prompt reporting to LLC of any lost or stolen SIM card, Service Provider shall be relieved of charges incurred as a result of subscription fraud resulting from a lost or stolen SIM card, such relief to be effective immediately upon receipt by LLC of notice of the lost or stolen SIM card.

11.	Assignment of Rights

A.	Service Provider shall not assign any of its rights or obligations hereunder to any Person without the prior written consent of LLC, which consent shall not be unreasonably withheld. This prohibition against assignment includes any change in control or ownership of Service Provider, provided, however, that Service Provider may assign its interest hereunder to a successor company subject to the ability of the successor company to make a reasonable showing of its ability to fulfill the obligations of Service Provider hereunder.

B.	In the event of termination of this Agreement, LLC shall have the option to acquire, or have assigned to another designated service provider, the service contracts that Service Provider concluded with Subscribers. LLC shall have a period of thirty (30) calendar days from the effective date of such termination to notify Service Provider of its intention to exercise said option, subject to the conclusion of mutually acceptable reasonable terms, including price, for the acquisition of such service contracts, and the parties hereto agree to use commercially reasonable efforts to agree upon such reasonable terms. If the parties cannot agree, then such service contracts shall continue to be the property of Service Provider. The parties agree to use their commercially reasonable efforts to maintain the Subscribers’ use of Iridium Services during the option period and for a period of sixty (60) calendar days from the date of termination of the option.

C.	LLC may by written notice to Service Provider assign its interest hereunder, whether by sale of assets, merger or any other form of transfer, provided the assignee or transferee agrees in writing to assume all obligations of LLC hereunder. Further, any assignee, transferee or successor shall have the right to modify or expand the Iridium Services to be provided to Subscribers as long as such modified or expanded Iridium Services are functionally comparable or superior services to those presently offered by LLC.

12.	Representations and Warranties.

A.	The parties hereto acknowledge that their ability to provide Iridium Services is conditioned upon the continuing validity of operating licenses issued by Governmental authorities.

B.	Each party to this Agreement warrants that as of the date of execution of the Agreement it has the necessary authority to lawfully enter into and perform its obligations pursuant to this Agreement.

13.	Notices

All notices and other communications provided for in this Agreement shall be in writing and shall be sufficiently given if made (i) by hand delivery or by telecopier and (ii) by reputable express courier service (charges prepaid) or by registered or certified mail (postage prepaid and return receipt requested) (a) if to LLC, at the following address:

Iridium Satellite LLC

1600 Wilson Boulevard, Suite 1000

Arlington Virginia 22209

Attn. John R. O’Brien

and (b) if to Service Provider, at the following address:

Name:	Todd Londa – CFO

Address:	AirCell Inc.
1172 Century Drive
Bldg B, Suite 280
Louisville, CO 80027

or at such other address as either party shall have furnished in writing to the other. All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited with a reputable express courier service (charges prepaid); seven business days after being deposited in the mail, postage prepaid, if delivered by mail; and when receipt acknowledged (by a facsimile machine or otherwise), if telecopied.

14.	Confidential Information.

A.	The parties agree that, during and after the term of this Agreement, neither party, its Affiliates, employees, agents, or Persons otherwise associated with either party hereto, shall directly or indirectly, without the express prior written consent of the disclosing party, use, furnish, give away, reveal, divulge, make known, sell or transfer in any way Confidential Information of the disclosing party, other than for the performance of its duties hereunder or as outlined in the Non Disclosure Agreement previously executed by the parties (“NDA”).

B.	The parties acknowledge that any Confidential Information, which is covered in this Agreement or the NDA, that has been disclosed to it by the other has been disclosed solely for the performance of its duties hereunder and both parties agree that all Confidential Information provided by the other is the exclusive property of the disclosing party.

C.	Each party agrees that if it is served with any form of legal process that would require disclosure of any Confidential Information, it shall, if permitted by law, before taking any action, immediately notify the other party which shall, in addition to the efforts, if any, of the party so served, have the right to seek to quash or limit the scope of such process. The parties agree to desist from taking any other action which is inconsistent with that of the other.

D.	For the purposes of the Agreement, Information shall not be considered to be Confidential Information if the information is:

1.	in or passed into the public domain other than by breach of this Agreement ; or

2.	known to a receiving party prior to the disclosure by a disclosing party; or

3.	disclosed to a receiving party without restriction by a third party having the full right to disclose; or

4.	independently developed by a receiving party to whom no disclosure of Confidential Information relevant to such Information has been made.

15.	Termination.

A.	Right to Terminate.

Either party may terminate this Agreement at any time with immediate effect by giving notice to the other party if the other party is in Default as defined in this Agreement, and subject to any grace period specifically provided herein.

B.	Post Termination Obligations.

Upon termination of this Agreement, in addition to its other obligations hereunder, Service Provider shall promptly discontinue all use of advertising matter, slogans, trademarks, trade names or other marks identified with LLC, shall immediately return to LLC all procedures manuals and related materials provided to Service Provider by LLC hereunder, and shall not do business under the Iridium name or any confusingly similar name or mark. Service Provider shall also submit a data file containing complete subscriber information for all subscriber contracts.

C.	Remedies Cumulative.

It is agreed that the rights and remedies herein provided in case of default or breach by any party are cumulative and shall not affect, except as limited by this Agreement, any of the remedies that a party may have by reason of such default or breach. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law or in equity.

16.	Descriptive Headings

The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.	Severability and Waiver.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of the Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be construed as a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

18.	Dispute Resolution/Arbitration.

A.	In the event of any dispute arising under this Agreement, including any allegation of breach and any failure to reach mutual agreement hereunder, the parties shall refer the matter for consideration and solution by the responsible executives of the parties. Either party may commence such proceedings by delivering to the other party a written request for such a meeting. Such request shall describe the dispute and identify the requesting party’s responsible executive for purposes of resolving the dispute. The party receiving such a request shall have seven (7) calendar days to designate its responsible executive for the dispute in writing to the requesting party. The responsible executives shall meet within fifteen (15) calendar days, at such time and place as may be mutually agreed to by the parties. The responsible executives shall use commercially reasonable efforts to resolve the dispute within fourteen (14) days following their meeting.

B.	All controversies, disputes or claims arising out of or relating to this Agreement or breach thereof which has not be amicably settled by the parties shall be finally settled by arbitration held under the rules of the International Chamber of Commerce (hereafter referred to as the Rules). The place of arbitration shall be Washington D.C. The arbitration shall be conducted in the English language by three arbitrators. Each party shall be entitled to designate one arbitrator. The claimant shall nominate its arbitrator in its Request for Arbitration and the respondent shall nominate its arbitrator within twenty (20) days of receipt of the Request for Arbitration. The third arbitrator shall be designated in accordance with the Rules. In the event that either party fails to appoint an arbitrator, the rules in relation to appointment of arbitrators shall apply.

C.

The arbitration award shall be final and binding on the parties and shall be enforced in accordance with its terms. In the course of such arbitration, this Agreement shall be continuously performed except with respect to the part hereof which is the subject of, or which is directly and substantially affected by, the arbitration. In any such arbitration proceeding, any legal proceeding to enforce any arbitration award and any other legal action between the parties pursuant to or relating to this Agreement or the transactions contemplated hereby, both parties expressly waive the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

D.	Any monetary award shall be made payable in immediately available funds, in U.S. Dollars through a bank account selected by the recipient of such award, free of any withholding tax or other deduction, with interest thereon from the date the award is granted to the date it is paid in full at the prime rate of interest as reported from time to time in the U.S edition of the Wall Street Journal. The prevailing party to any arbitration conducted under this Agreement shall be entitled to recover from the other party, as part of the arbitral award or order, its reasonable attorneys’ fee and other costs of arbitration.

19.	Choice of Law

This Agreement shall be governed in accordance with the laws of the State of Delaware, United States of America, without regard to any provision that would result in the application of the laws of any other jurisdiction. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

20.	Entire Agreement; Rights of Third Parties.

This Agreement constitutes the entire agreement between the parties and supersedes any understandings, agreements, or representations by or between the parties, written or oral, made at any time prior to the Commencement Date, that may relate in any way to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

21.	Foreign Corrupt Practices Act.

LLC and its operations are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), including the anti-bribery and corrupt payment provisions. Service Provider agrees to comply with the provisions of FCPA and to take no action that might cause LLC to be in violation of FCPA. Service Provider agrees to furnish to LLC at any time upon request copies of all records concerning matters under FCPA and to contact LLC immediately if Service Provider at any time has questions regarding the requirements and restrictions imposed by FCPA relative to performance by LLC hereunder.

Iridium Satellite LLC	[Service Provider]
Signature:	Signature:

/s/ John R. O’Brien	/s/ W.L. Peltola
Print Name: John R. O’Brien	Print Name: W.L. Peltola
Vice Pres., Sales & Marketing
AirCell Inc.

Exhibit A

(Global Service Provider Agreement)

IRIDIUM SYSTEM PRACTICES

I.	IRIDIUM SERVICES

1.	LLC will provide Service Provider with Iridium product and service information. Service Provider will represent Iridium products and services in accordance with stated performance and functionality.

2.	Service Provider will only release information to the public relating to the Iridium system or its performance pursuant to Iridium LLC approved guidelines.

II.	IRIDIUM SUBSCRIBER EQUIPMENT

1.	Iridium subscriber equipment shall be obtained only from an Iridium qualified manufacturer or from an Iridium qualified distributor. Service Provider shall be responsible for obtaining from LLC Capcodes required in connection with the acquisition of pagers and for ensuring that the Capcodes contained in any acquired pagers are identical to those originally submitted to the manufacturer. Service Provider will only distribute Iridium type approved equipment to Iridium subscribers.

2.	Service Provider agrees to establish appropriate Iridium subscriber equipment and SIM card inventories based upon sales forecasts.

3.	Service Provider will provide LLC its SIM Card orders for submission to the manufacturer.

4.	Before distributing any Iridium subscriber equipment Service Provider will ensure that (a) Iridium subscriber equipment with an IMEI number is listed on the Local Equipment Identity Register (LEIR) and Centralized Equipment Identity Register (CEIR) White List, (b) the Iridium subscriber equipment has been type approved and (c) Iridium network access is approved.

5.	Service Provider will obtain Iridium subscriber equipment in accordance with the terms set forth in the Iridium Product Sales Terms document. Any proposed change or addition to the Iridium Product Sales Terms shall be at the sole discretion of LLC.

III.	CUSTOMER PROVISIONING AND ACTIVATION

1.	Service Provider will not allocate SIM cards to its subscribers until it receives confirmation from LLC of successful loading of SIM Card Data into the LLC Business System.

2.

Service Provider will allocate, where applicable, specific MSISDNs, ISDN-As and Capcodes, and SIM card serial numbers according to Iridium service type designations as determined by LLC. Certain ranges of numbers have been

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designated for specific Iridium services and must only be utilized for those services (i.e. one range of MSISDNs has been designated for voice, and data, while another range of MSISDNs has been designated for messaging service).

3.	Service Provider will observe an adequate quarantine period for the reuse of MSISDNs and other allocated Iridium numbers, as determined by LLC.

4.	Using SPNet, Service Provider will submit, for each subscriber, a service activation request (through SPNet). If SPNet is unavailable, Service Provider will manually complete a Service Activation Request and fax it to LLC for processing.

5.	Service Provider will validate the accuracy of all successful service activations and correct any erroneous or missing information. If the activation is unsuccessful, a request for activation shall be corrected and re-submitted via SPNet (or FAX if SPNet is not available).

6.	Service Provider will maintain and communicate basic network related data on Iridium subscribers including, where applicable, IMSIs, Capcodes, MSISDNs, service types, feature selections, IMEls, as well as Subscriber activation date, suspension date, deactivation date, and reactivation date.

7.	An Equipment Identification Register (EIR) will be used by the Iridium System for Iridium subscriber equipment. The EIR is a database that specifies equipment status and is maintained to minimize fraud resulting from use of lost or stolen Iridium subscriber equipment. Service Provider will be responsible for notifying LLC of lost or stolen Iridium subscriber equipment and for implementing an EIR management process to be approved by LLC.

8.	Service Provider and LLC will define procedures for the exchange of billing records and related information.

9.	Service Provider acknowledges that LLC currently bills for satellite time in twenty second increments (with rounding up to the next higher increment) and this method of accounting and invoicing (“billed minutes of use”) shall govern with respect to all invoicing, rather than actual minutes of use. Service Provider further acknowledges that LLC invoices for billed minutes of use are solely for outbound calls from the Iridium ISU and that notwithstanding that such invoices shall provide information as to minutes of use for incoming calls to an Iridium ISU, there is no charge for such calls, except as otherwise specifically provided in the Service Provider Agreement or Exhibit C to the Service Provider Agreement.

IV.	CUSTOMER CARE

1.	Service Provider will maintain, 24 hours a day 7 days a week, customer care services for its Iridium subscribers in order to respond to general inquiries, billing inquiries and provisioning or network issues.

2.	LLC will provide support to the Service Provider for network issues.

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3.	Prior to taking any subscriber account-specific action or answering any subscriber account-specific inquiry, Service Provider in connection with such inquiries, will verify the following information:

a.	The caller’s identity

b.	The caller’s authorization to request account-specific information or make account changes

4.	Service Provider will provide each Iridium subscriber with the customer care telephone number[s] of the Service Provider in the following formats:

a.	A predefined abbreviated code (e.g. *xxx or *yyy) which can be dialed from the Iridium Subscriber Unit (ISU).

b.	A direct dial telephone number in international format (i.e., country code, city code, etc.).

5.	Service Provider, or its appointed suppliers, will program each Iridium SIM card prior to service activation with the Service Provider’s direct dial customer care telephone numbers and the corresponding abbreviated codes for Service Provider.

6.	Service Provider will provide its direct dial customer care telephone number to LLC.

7.	Service Provider will keep LLC currently advised of any significant subscriber contract changes such as:

a.	Service offering/feature additions or removals

b.	Contract suspension/reactivation

c.	Contract deactivation

d.	Lost or stolen subscriber equipment/SIM Card

e.	Reason code for deactivation

8.	Upon notification of lost or stolen Iridium subscriber equipment or SIM Card, Service Provider will promptly notify LLC so that the identified equipment can be blacklisted and the SIM card suspended or deactivated. When any Iridium subscriber equipment with an IMEI is reported lost or stolen, Service Provider must notify LLC within one hour of receiving the report.

9.	Service Provider will attempt to resolve a subscriber’s problem on the initial call. If Service Provider determines that a problem cannot be resolved at the Service Provider level, it will promptly create and submit a Trouble Ticket to LLC.

10.	Service Provider shall prepare a Trouble Ticket for each Iridium subscriber call that identifies any problem with respect to call quality, disruption of service or network access and submit the Trouble Ticket to LLC.

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11.	If Service Provider originates a Trouble Ticket it is the only entity authorized to close that particular Trouble Ticket, based upon advice and clearance from LLC and when closing a Ticket, Service Provider will ensure that the identified problem and its resolution are documented and that the Subscriber is contacted and satisfied with the resolution.

12.	Service Provider will attempt to resolve any subscriber billing inquiry or billing dispute on the initial call. If Service Provider cannot resolve a billing dispute, Service Provider will complete a Trouble Ticket. A copy will be made of the Subscriber’s invoice and both the billing Trouble Ticket number and the items in dispute shall be noted on the copy of the invoice. The billing Trouble Ticket and related documentation of any unresolved billing inquiry will be submitted to LLC for review, and support if requested.

13.	If Service Provider does not agree with the clearance of a billing Trouble Ticket by LLC, Service Provider should promptly contact LLC to request further investigation or assistance in the resolution of the billing issue.

V.	CANCELLATION OF AGREEMENTS WITH SERVICE PROVIDERS

Upon cancellation or termination of the Service Provider Agreement, Service Provider will relinquish all unassigned Iridium MSISDNs, MINs, IMSIs, and Capcode numbers and return Iridium SIM cards in its inventory to LLC and discontinue use of the Iridium trademark and logo.

VI.	LICENSE ACQUISITION

1.	Service Provider agrees to use reasonable best efforts to assist LLC, when so requested, in its acquisition of any required L-Band license from national regulatory authorities.

2.	Service Provider shall comply with all laws, regulations, standards, and codes applicable to its provision of Iridium services, and alert LLC to any potential impact that such compliance may have on the provision of Iridium services by Service Provider.

VII.	TRADEMARK AND BRANDING GUIDELINES

LLC owns and controls the use of the Iridium brands and trademarks. Service Provider will use LLC’s current or future brands and/or trademarks only as authorized by and provided for in the Iridium Graphics Standards. Any deviation from the Standards will require the prior written consent of LLC. Any written request will be submitted through LLC.

VIII.	CALL INTERCEPT

Service Provider shall provide Iridium subscriber information to LLC, or to any authorized government entity, to the extent required to comply with national sovereignty requirements affecting Iridium services.

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IX.	SECURITY AND FRAUD PROTECTION

1.	Service Provider will establish security measures to minimize the potential for any unauthorized or fraudulent access to the Iridium Business Support Systems (IBSS). LLC will provide Service Provider with the following types of security/fraud-related information:

a.	Any use of the Iridium system/network/services that appears in LLC judgment to be fraud-related and to require Service Provider participation in further investigation, and

b.	Identification of suspended Subscriber Identity Module (SIM) cards or other Iridium subscriber equipment that could impact Service Provider.

2.	Service Provider will establish and implement an effective inventory security program to protect any Iridium subscriber equipment stored at the Service Provider’s location, as well as on order or in transit from a manufacturer/distributor. An effective inventory security program will include:

a.	Positive identification of the subscriber, or the subscriber’s authorized representative, prior to distributing any Iridium subscriber equipment or any Subscriber Identity Module (SIM) card that has been activated on the Iridium network.

b.	Periodic reconciliation of inventory records of purchases, receipts, and distributions of Iridium subscriber equipment against actual purchases, receipts, and distributions of Iridium subscriber equipment.

3.	Service Provider will complete User Profile Parameter Forms for Usage Fraud provided to it by LLC and send the form to the LLC.

4.	Service Provider will periodically assess the accuracy and effectiveness of the Usage Profile Parameters and submit any proposed changes to LLC.

5.	Service Provider will promptly provide LLC with the following types of security/fraud related information that Service Provider becomes aware of:

a.	Confirmed subscription fraud involving the use of the Iridium System and Services.

b.	Any use of the Service Provider Intranet Solution (SPNet), Trouble Ticket System, and Operations Data Network (ODN) that appear in the Service Provider’s judgment to be fraud-related and could adversely impact the security of Iridium operations.

c.	Identification of any lost or stolen Subscriber Identity Module (SIM) Cards and other Iridium Subscriber Equipment.

d.	Any unethical activity by Service Provider employees, vendors, dealers, agents and subscribers that could adversely impact Iridium operations.

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6.	Service Provider will not be relieved from payment due LLC for use of Iridium Services, or for use of other elements of the Iridium System, which result from fraud on the part of its subscribers or within the Service Provider organization.

X.	FINANCIAL SETTLEMENT

A Subscriber’s failure to pay (bad debt) will not relieve Service Provider of its obligation to pay LLC unless the refusal to pay is finally attributed to an interruption in the Iridium system.

1.	Service Provider will have financial responsibility for the bad debt of its subscribers.

2.	If Service Provider is legally obligated to collect taxes from its Iridium subscribers, the taxes shall be separately stated on each invoice and shall be added to the price charged.

3.	If Service Provider is obligated by applicable tax laws to withhold a portion of any payment due LLC for Iridium gateway services, the payment amount shall be increased to an amount such that, after payment of the withholding amount to the appropriate authorities, the amount received by LLC is equal to the amount set forth on the invoice, including taxes.

4.	Service Provider will take reasonable and legally permissible steps to minimize taxes charged and withheld for Iridium services.

5.	At the inception of the Service Provider Agreement, Service Provider will furnish its most recent annual audited Financial Statement. In the event an audited Statement is not regularly prepared for Service Provider, it shall furnish its Financial Statement with a certification of accuracy by its Chief Executive Officer. Thereafter, Service Provider will provide, not more than monthly, updated financial information as reasonably requested by LLC.

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Exhibit B

REGULAR REPORTS

1.	Quarterly Reports

Service Provider shall provide to LLC within fifteen days after the end of each quarter, a written report specifying:

Service Provider’s marketing and sales activities in the preceding quarter

Competitor activities (if any) in such quarter

Identity of new Iridium subscribers

Demographic information about new subscribers

Chum rate (if any)

Service types(s)

Marketing and sales forecast for the forthcoming quarter

2.	Confidentiality

All information provided pursuant to the Report requirements shall be subject to the Confidentiality provisions of the Agreement. In particular, information provided by Service Provider concerning identity of Subscribers is proprietary to and the sole and exclusive property of Service Provider and acknowledged by LLC to be of substantial value. Such information shall not be used by LLC in any form or manner to compete with Service Provider in the provision of mobile satellite communications service to such Subscribers. In the event of termination of the Agreement, the ownership and use of such information shall be strictly governed by the provisions of Section 11 of the Agreement.

3.	Yearly Plan

Starting with the signature of this agreement and on September 30 of each year, Service Provider shall provide to Iridium a marketing and sales plan for the following calendar year, which plan shall be mutually agreed between Service Provider and Iridium and shall contain the envisioned marketing activities and the targeted figures of new subscribers and their services on a quarterly basis.

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EXHIBIT C

(Global Service Provider Agreement)

IRIDIUM SERVICES RATES

This annex gives a full set of Iridium wholesale prices (all prices in USD$).

CONTENTS

1.	Iridium Satellite

1.1.	Charges for Satellite Calls
1.2.	Charges for Monthly Access

2.	PSTN-ISU Charges

3.	Valued Added Services Included in SIM Card Subscription Fee

4.	Fees for Utilizing Call Forwarding

5.	Activation Charges

6.	Charging Principles

7.	Definitions

EXHIBIT C

(Global Service Provider Agreement)

1.	IRIDIUM SATELLITE

1.1.	CHARGES FOR SATELLITE CALLS

The table below details call rates for outgoing calls via the Iridium satellite network. Prices are in USD($) and are shown on a per minute basis.

[***]

1.2.	CHARGES FOR MONTHLY ACCESS

[***]

Note: All pricing is subject to change by Iridium with 30 days notice.

2.	PSTN-ISU CHARGES

The table below details call rates for mobile terminated calls (incoming calls) to the Iridium satellite network. Prices are in USD($) and are shown on a per minute basis and reflect charges made to the Iridium subscriber.

[***]

3.	VALUE ADDED SERVICES INCLUDED IN SIM CARD SUBSCRIPTION MONTHLY FEE

[***]

*Personal Mailbox is a value-added service also included in the stand-alone paging monthly subscription fee.

4.	FEES FOR UTILIZING CALL FORWARDING

[***]

5.	ACTIVATION CHARGES

[***]

6.	CHARGING PRINCIPLES

[***]

7.	DEFINITIONS

ISDN-A	The Iridium pager number assigned to a paging subscriber
ISU	Iridium Subscriber Unit
ISU-PSTN	Call-type: Origination of a call via the Iridium satellite network terminating PSTN or PLMN.
ISU-ISU	Call-type: Origination of a call via the Iridium satellite network terminating another Iridium subscriber unit.
Iridium Satellite	Iridium Satellite Service gives the customer access to the Iridium satellite network

EXHIBIT C

(Global Service Provider Agreement)

Iridium Paging	Iridium Paging Service gives the customer a global alphanumeric paging service via the Iridium satellite network
MSISDN	Mobile Subscriber Integrated Services Digital Network number (the Iridium phone number assigned to a voice subscriber)
MT	Mobile terminated
PSTN	Public Switched Telephone Network. The public, land-based telephone network.
PSTN-ISU	Call-type: Origination of a call via PSTN or PLMN terminating to an Iridium subscriber unit.
SIM	Subscriber Identity Module

EXHIBIT D

IRIDIUM SATELLITE LLC SERVICE PROVIDER QUALITIES

1. Iridium Distribution Strategy

Iridium Satellite LLC (Iridium) products and services are sold around the world by a carefully selected group of service providers. These service providers were selected on the basis of their knowledge and familiarity with the commercial satellite communications marketplace, market sales coverage and their demonstrated successful history of selling such services. Additionally, Iridium service providers have an established network of dealers, agents and resellers who deal directly with customers for the sale of Iridium products and services.

Iridium’s success is largely attributable to the establishment of its global distribution network that results in the sale of Iridium services together with the essential follow-on quality customer care. Iridium’s distribution strategy also encompasses policies to ensure that the Iridium business remains attractive and profitable for its service providers. Accordingly, each candidate service provider is carefully evaluated, in addition to other considerations, in terms of ability to contribute to Iridium’s success. In addition to a variety of other factors, careful consideration is given to whether the addition of such candidate as a service provider would complement Iridium’s existing distribution network as well as add strategic value to Iridium’s sales and service activities.

Beyond the critically important requirement of a contribution to Iridium’s sales success, there are also essential business operations functions, which must be performed by each Iridium service provider. Those functions are briefly described in the following Sections 2 — 4.

2. Service Provider Functions

These functions can be performed within the Service Provider organization or outsourced via 3rd parties. Service Provider shall maintain:

Sales and Marketing functions

Customer Care functions, 365 x 24

•	Separate number into customer care, with voicemail account

•	Ability to answer: general inquiries, billing inquiries, general inquiries regarding Iridium Services, service/contract changes

•	Ability to provide: technical and general troubleshooting for all Iridium Services: Satellite Voice, Paging, and Data

•	Iridium products for use by customer support personnel to perform troubleshooting functions

•	Customer support personnel have access to SPNet for account status information

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•	Customer history tracking database (either through billing system or separate systems)

Activation and Provisioning functions

•	Trained personnel who are familiar with Iridium SPNet

Financial functions:

•	Accounts Receivables

•	Accounts Payable

•	Invoicing — Revenue Assurance

IT

•	Access to daily Call Detail Record files from Iridium via FTP site

•	Billing, the billing system must be able to:

•	Accept Call Detail Records in the format of: NA TAP II, TAP II or CIBER

Trainer

•	Responsible for attending Iridium’s training and train own internal personnel

•	Responsible to train own internal personnel on all aspects supporting the Iridium customer

•	Ability and program to train dealers and agents (when applicable)

Product Logistics

•	Ordering Inventory

•	Tracking Inventory

•	Shipping Inventory

3. Internet Access / Connectivity and Iridium Extranet Access for:

Customer Care organization

Provisioning and Activation organization

IT/Billing

Sales and Marketing

4. Training

At least 2 people from the operations organization within the company and/or the company’s technical trainer to attend Iridium Operations training. The training encompasses both Activation and Provisioning of subscribers as well as Customer care and troubleshooting techniques.

At least 2 people from the sales organization within the company and/or the company’s sales training manager to attend Sales training. The training encompasses the features and functions of Iridium’s products and services and identifies the strengths of Iridium’s product and service offering which differentiates it from competitor’s offerings.

Iridium’s training programs are conducted at Iridium’s offices at Tempe, Arizona where the tools and facilities required to ensure proper training, as well as subject matter experts, are located. Under circumstances in which Arizona is not practical, Iridium will cooperate in exploring terms under which the training could be delivered in another location.

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